Hotel Properties L.P.
c/o Service Data Corporation
2424 South 130th Circle
Omaha, NE 68144-2596
(800) 223-3464


March 10, 1998

Dear Limited Partner:

This letter will update you on some important developments regarding your investment in Hotel Properties L.P. (the
"Partnership"), and its four Marriott Hotels (the "Hotels").

We are pleased to report that as a result of its marketing efforts, the General Partner is negotiating the potential sale of the Hotels for a cash purchase price of approximately $114,000,000, subject to adjustment (the "Proposed Sale"). If the Proposed Sale occurs, we estimate that the net sale proceeds could result in liquidating distributions to the limited partners which may exceed $10.00 per Unit. However, the final amount would be dependent on the operations of the Hotels and the Partnership until closing, the timing of the closing and other factors, all of which are uncertain at this time. While we believe that the Hotels are likely to be sold in 1998, there can be no assurance that the Proposed Sale will be consummated, or that the Proposed Sale will result in any particular level of distributable cash.

Given the recently improved prospects for the Hotels, we would caution investors with respect to unsolicited tender offers. As you are probably aware, various third parties have commenced tender offers to purchase Units of the Partnership at prices which are below the Partnership's estimate of net asset value per Unit. In response, we recommended that limited partners reject these offers because we believe that they do not reflect the underlying value of the Partnership's assets. According to published industry sources, most of the investors who hold units of limited partnerships similar to the Partnership have rejected these types of tender offers due to their inadequacy. In light of the Proposed Sale, we strongly advise that you carefully consider any action with respect to any such tender offer.

We will inform you of significant developments as they occur. In the interim, should you have any questions regarding the information provided above, please contact your Financial Consultant or First Data Investor Services Group. All requests for a change of address should be submitted in writing to the Partnership's transfer agent, Service Data Corporation, at the address on this letterhead. Both First Data Investor Services Group and Service Data Corporation can be reached at
(800) 223-3464.

Very truly yours,

/s/ Malachy J. Duffy, Jr.

Malachy J. Duffy Jr.
Vice President
First Data Investor Services Group

cc:  Financial Consultant